Exhibit 10.1

GIGA-TRONICS INCORPORATED.

7272 E. Indian School Rd, Suite 540

Scottsdale, Arizona

October 11, 2023

Sent Via Email Only:

[_________________] [_________]

Attention: ____________, ___________

[_________________]

Ladies and Gentlemen:

Reference is made to that certain Senior Secured Convertible Promissory Note in the original principal amount of $1,666,666.67 (each a “Prior Note” and collectively the “Prior Notes”) issued to each of ______________ and _________________, (each, a “Holder”) by Giga-tronics Incorporated (the “Company”) pursuant to the Securities Purchase Agreement dated as of January 11, 2023 (the “Agreement”). Capitalized terms not otherwise defined herein have the meaning set forth in the Agreement. By signing below, each Holder hereby agrees as follows:

1. Each Holder agrees to surrender and exchange its Prior Note for a new Senior Secured Convertible Promissory Note (each a “New Note” and collectively the “New Notes”) to be issued by the Company which shall be substantially identical to the Prior Note including the conversion price, except: (A) the maturity date of the New Note shall be April 11, 2024, (B) the principal of the New Note shall equal 120% of the outstanding principal of the Prior Note, or $2,000,000, (C) the interest rate shall equal 7%, and (D) the New Notes shall have a working capital covenant as reflected in Section 9 (such exchange, the “First Exchange”).

2. Each Holder shall be issued a warrant to purchase 333,333 shares of the Company’s common stock. If the Company elects to exercise its option to exchange the New Note for the Second Note (as defined below), then each Holder shall be issued a second warrant to purchase 300,000 shares of the Company’s common stock. Each warrant shall be substantively identical to the warrants issued with the Prior Note (except for Section 2(d)) including the same exercise price and have a five-year term from the date of each issuance.

3. Each Holder hereby grants to the Company the option, at the Company’s written election (which may be by e-mail) at any time following the First Exchange and prior to the maturity date of the New Note, to cause the Holder to surrender and exchange its New Note for a new Senior Secured Convertible Promissory Note (if and as applicable, the “Second Note” and together with the Prior Notes and New Notes, the “Notes”) to be issued by the Company which shall be substantially identical to the New Note except: (A) the maturity date of the Second Note shall be October 11, 2024, and (B) the principal of the Second Note shall equal 115% of the outstanding principal of the New Note, or $2,300,000 (such exchange, as applicable, the “Second Exchange” and together with the First Exchange, the “Exchange”).

[_________]

[_________]

October 11, 2023

4. The parties acknowledge and agree that the Exchange will be exempt from registration under the Securities Act of 1933 pursuant to Section 3(a)(9) thereof, and each party covenants and agrees not to take a position inconsistent with such exemption or assert that such exemption does not apply to the Exchange.

5. Each Holder consents to and waives any adjustment with respect to the Notes, the Agreement, and the other Transaction Documents (as such term is defined in the Agreement), or any right, term, covenant (affirmative or negative), or condition arising thereunder including the incurrence of new indebtedness or otherwise, with respect to the Exchange.

6. Each Holder consents to and waives any adjustment with respect to the Notes including the conversion price, the Agreement, and the other Transaction Documents (as such term is defined in the Agreement), or any right, term, covenant (affirmative or negative), or condition arising thereunder including the incurrence of new indebtedness (and any other document or agreement to which the Holder and/or the Company and/or any of its subsidiaries is a party), as applicable, with respect to the Company’s borrowing of up to $1,000,000 from Ault Lending, LLC (“Ault Lending”) and issuance of a 12% Senior Secured Subordinated Promissory Note (the “Ault Note”) having a principal amount owed equal to the aggregate sums so borrowed, which Ault Note will be due on June 30, 2025 and bear interest at a rate of 12% per annum (such transactions, collectively, the “Ault Transactions”). As of the date of this letter agreement, Ault Lending has advanced the Company $741,405. For avoidance of doubt, the borrowing of any money from Ault Lending or any affiliate whether prior to the issuance of the Ault Note or pursuant to it shall not be deemed to be a violation of Section 13(b) of the Notes or of any other Transaction Documents. Except as described above, the terms of the Ault Note are substantially identical to those set forth in the 10% Senior Secured Promissory Notes issued by the Company to Ault Lending on December 31, 2022 (the “10% Senior Secured Promissory Notes”) and accompanying agreements and documents with respect thereto, as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2023, including without limitation the accompanying registration rights, security interests and guarantees granted with respect thereto.

7. This letter agreement shall not be effective unless Ault Lending has agreed to extend the maturity dates of the 10% Senior Secured Promissory Notes to January 15, 2025, and consented to receiving no interest payments in cash until such time as neither the New Notes or the Second Notes, if applicable, remain outstanding.

8. The Company agrees and acknowledges that all indebtedness of the Company to Ault or its affiliates, including the indebtedness represented by the Ault Note, are subordinated to the Notes.

9. The Company’s working capital, excluding any debt owed to Ault Lending or any of its affiliates and the Notes, shall increase by a minimum of $250,000 per quarter for the quarters ending December 31, 2023 and March 31, 2024 and $500,000 per quarter thereafter while the New Notes or the Second Notes, if applicable, remain outstanding.

10. For the avoidance of doubt, without limiting the generality of the foregoing, each Holder individually waives, consents, and covenants and agrees not to enforce or seek to enforce, any rights it may have or covenants, restrictions, obligations or limitations against the Company or any subsidiary

[_________]

[_________]

October 11, 2023

arising under the Ault Transactions and related agreements and documents referenced in the preceding paragraphs, notwithstanding any provision to the contrary in any Transaction Document, as follows: (1) the Ault Transactions shall not, directly or indirectly, result in an Event of Default under and as defined in the Notes; (2) the Ault Transactions shall not result in a default, breach, or violation of any Transaction Document including without limitation any negative covenants, restrictions or limitations, notice or consent rights, or fees, penalties or default provisions, that would or could otherwise be implicated thereby; (3) the Ault Transactions, including the issuance of the Ault Note and the conversion price or formula thereof, shall not result in an adjustment to the conversion price under either Note or any other Transaction Document.

11. This letter agreement confirms that the Company is issuing to each Holder 833,333 additional five-year warrants identical to the warrants issued on January 11, 2023, except for the issuance and expiration dates and without Section 2(d).

Please execute a copy of this letter agreement signifying your agreement to be bound upon execution by all parties.

Very truly yours,

GIGA-TRONICS INCORPORATION

Jonathan Read

Chief Executive Officer

Agreed and Accepted this 11th day of October, 2023:

[_____________]

By:

Name:

Title:

[_________________]

By:

Name: ___________________

Title: _____________________